Exhibit 12.1

CELLU TISSUE HOLDINGS, INC.

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

							June 13, 2006-
	Fiscal Year				March 1, 2006-		February 28,		Fiscal Year			Three months ended
	2005		2006		June 12, 2006		2007		2008		2009	May 29, 2008		May 28, 2009
FIXED CHARGES:
Interest expense	$17,427,888		$17,076,757		$4,896,355		$11,468,975		$19,870,029		$24,709,461	$4,979,688		$6,506,553
Lease imputed interest	1,253,813		1,268,023		309,024		769,743		1,070,577		1,158,027	289,507		314,794
Total Fixed Charges	$18,681,701		$18,344,780		$5,205,379		$12,238,718		$20,940,606		$25,867,488	$5,269,195		$6,821,347

EARNINGS:
Pretax income	$3,022,350		$(6,144,486)		$(8,332,914)		$(10,838,850)		$(207,658)		$5,948,913	$1,568,440		$6,408,818
Fixed Charges	18,681,701		18,344,780		5,205,379		12,238,718		20,940,606		25,867,488	5,269,195		6,821,347
Total Earnings	$21,704,051		$12,200,294		$(3,127,535)		$1,399,868		$20,732,948		$31,816,401	$6,837,635		$13,230,165

Ratio of Earnings to Fixed Charges	1.16	x	0.67	x	(0.60	)x	0.11	x	0.99	x	1.23x	1.30	x	1.94	x